Exhibit I
June 22, 1998



Mr. Gary Davis
Chief Financial Officer
Caspen Oil, Inc.
Irongate 3, Suite 301
777 South Wadsworth Blvd.
Lakewood, Colorado  80226


Dear Mr. Davis:

This is to notify you that John M. Hanson & Company, P.C., decided to cease performing SEC engagements and accordingly is resigning from the client-auditor relationship relationship between Caspen Oil Inc. (Commission File Number 1-7965) and John
M. Hanson & Company, P.C., and that the client-auditor relationship has ceased.

Sincerely,



John M. Hanson & Company, P.C.


cc:  FAX (202) 942-9656
     SEC Office of the Chief Accountant
     Attn:  SECPS Letter File
     Mail stop 9-5

gen-corres:caspen-sec-6-22